Exhibit 4.1

SECOND AMENDMENT TO

CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Second Amendment”) is made and entered into as of October 8, 2007, by and among Ascendia Brands, Inc., a Delaware corporation, as Administrative Borrower (“Administrative Borrower”) on behalf of itself and all other Borrowers (as defined below), Ascendia Brands (Canada) Ltd, formerly known as Lander Co. Canada Limited, a corporation amalgamated under the laws of Ontario, Canada (the “Guarantor”), the lenders listed on the signatory pages hereof (the “Required Lenders”), and Wells Fargo Foothill, Inc., a California corporation, in its capacity as the arranger and administrative agent for the Lenders (“Agent”).

W I T N E S S E T H:

WHEREAS, each of Administrative Borrower, Hermes Acquisition Company I LLC, a Delaware limited liability company, Cenuco, Inc., a Florida corporation, Ascendia Real Estate LLC, a New York limited liability company, Ascendia Brands Co., Inc., a New Jersey corporation, Lander Co., Inc., a Delaware corporation, and Lander Intangibles Corporation, a Delaware corporation (each, a “Borrower” and, collectively, the “Borrowers”), have entered into a Credit Agreement dated as of February 9, 2007 (as amended as of July 27, 2007, and as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with the Lenders and Agent;

WHEREAS, the Borrowers have requested that the Agent and the Required Lenders amend certain provisions of the Credit Agreement, including Sections 6.16(a), 6.16(b) and 6.16(c), subject to the terms and conditions set forth herein; and

WHEREAS, Borrowers, the Required Lenders and Agent wish to amend the Credit Agreement, as provided herein;

NOW, THEREFORE, in consideration of the agreements and provisions herein contained, the parties hereto do hereby agree as follows:

Section 1. Definitions. Any capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

Section 2. Amendments to Section 6.16 of the Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 4 herein:

(a) Section 6.16 of the Credit Agreement is hereby amended, effective as of the Effective Date (as defined below), by deleting Sections 6.16(a), 6.16(b) and 6.16(c) in their entirety and replacing them with the following:

“6.16 Financial Covenants.

(a) Minimum EBITDA. Fail to achieve EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$8,278,000	For the three month period ending May 31, 2007
$11,500,000	For the six month period ending August 31, 2007
$28,745,000	For the nine month period ending November 30, 2007
$36,323,000	For the four quarter period ending February 28, 2008
$37,784,000	For the four quarter period ending May 31, 2008
$39,254,000	For the four quarter period ending August 31, 2008
$42,775,000	For the four quarter period ending November 30, 2008
$44,012,000	For the four quarter period ending February 28, 2009
$44,000,000	For the four quarter period ending each quarter thereafter

(b) Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio, measured on a quarter-end basis, less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
1.70:1.0	For the three month period ending May 31, 2007
1.10:10	For the six month period ending August 31, 2007
1.80:1.0	For the nine month period ending November 30, 2007

1.60:1.0	For the four quarter period ending February 28, 2008
1.60:1.0	For the four quarter period ending each quarter thereafter

(c) Leverage Ratio. Have a Leverage Ratio, measured on a quarter-end basis, more than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Ratio	Applicable Period
3.91:1.0	For the three month period ending May 31, 2007
6.25:1.0	For the six month period ending August 31, 2007
3.43:1.0	For the nine month period ending November 30, 2007
3.37:1.0	For the four quarter period ending February 28, 2008
3.30:1.0	For the four quarter period ending May 31, 2008
3.30:1.0	For the four quarter period ending August 31, 2008
2.67:1.0	For the four quarter period ending November 30, 2008
2.59:1.0	For the four quarter period ending February 28, 2009
2:50:1.0	For the four quarter period ending each quarter thereafter”

; and

(b)    Schedule 5.3 of the Credit Agreement is hereby amended by adding the following:

“As soon as available, but in any event within 10 days prior to the start of each fiscal quarter of Parent beginning with Parent’s fourth fiscal quarter in fiscal year 2008 and until such time as Agent notifies Parent that the following will no longer be required

(n) a forecast of Parent’s cash flows for its next fiscal quarter.
On Tuesday of each week

(o) a report showing sales by brand for the prior week and a comparison of actual results to the Borrowers’ forecast delivered pursuant to Section 4.06 of the Second Amendment, dated as of October 8, 2007, to the Credit Agreement and, thereafter, delivered pursuant to Item (n) of this Schedule 5.3.

By November 19, 2007	(p) a revised budget for the Parent and its Subsidiaries for the Parent’s and its Subsidiaries’ Fiscal Years 2008 and 2009”

Section 3. Representations and Warranties. In order to induce Agent and the Required Lenders to enter into this Second Amendment, Administrative Borrower, for itself and on behalf of all of the other Borrowers, and the Guarantor hereby represent and warrant that:

3.01     No Default. At and as of the date of this Second Amendment, after giving effect to this Second Amendment, no Default or Event of Default has occurred and is continuing.

3.02     Representations and Warranties True and Correct. At and as of the date of this Second Amendment, each of the representations and warranties contained in the Credit Agreement and the other Loan Documents is true and correct in all material respects (except to the extent that such representations and warranties relate solely to an earlier date).

3.03     Corporate Power, Etc. Administrative Borrower (a) has all requisite corporate power and authority to execute and deliver this Second Amendment and to consummate the transactions contemplated hereby for itself and on behalf of all of the other Borrowers and (b) has taken all action, corporate or otherwise, necessary to authorize the execution and delivery of this Second Amendment and the consummation of the transactions contemplated hereby for itself and on behalf of all of the other Borrowers. Administrative Borrower is entering into this Second Amendment on behalf of all of the other Borrowers in accordance with Sections 14.1 and 17.13 of the Credit Agreement. Guarantor (a) has all requisite corporate power and authority to execute and deliver this Second Amendment and to consummate the transactions contemplated hereby and (b) has taken all action, corporate or otherwise, necessary to authorize the execution and delivery of this Second Amendment and the consummation of the transactions contemplated hereby.

3.04     No Conflict. The execution, delivery and performance by Administrative Borrower of this Second Amendment will not (a) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (b) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower, (c) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower, other than Permitted Liens, or (d) require any unobtained approval or consent of any Person under any material contractual obligation of any Borrower. The execution, delivery and performance by Guarantor of this Second Amendment will not (a) violate any provision of federal, state, or local law or regulation applicable to Guarantor, the Governing Documents of Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on Guarantor, (b) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Guarantor, (c) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Guarantor, other than Permitted Liens, or (d) require any unobtained approval or consent of any Person under any material contractual obligation of Guarantor.

3.05     Binding Effect. This Second Amendment has been duly executed and delivered by Administrative Borrower (on behalf of itself and all of the other Borrowers) and constitutes the legal, valid and binding obligation of Administrative Borrower (on behalf of itself and all of the other Borrowers), enforceable against Administrative Borrower (on behalf of itself and all of the other Borrowers) in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights generally, and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). This Second Amendment has been duly executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights generally, and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4. Conditions. This Second Amendment shall be effective as of the date (the “Effective Date”) on which all of the following conditions precedent set forth in this Section 4 have been fulfilled:

4.01     Execution of the Second Amendment. Each of the parties hereto shall have executed a counterpart of this Second Amendment and shall have delivered (including by way of telefacsimile or electronic mail) the same to Agent.

4.02     First Amendment to Second Lien Credit Agreement. Agent shall have received a fully executed copy of a First Amendment under the Second Lien Credit Agreement, substantially similar to this Second Amendment, and in form and substance satisfactory to Agent and the Required Lenders.

4.03     Representations and Warranties. As of the Effective Date, the representations and warranties set forth in Section 3 hereof shall be true and correct.

4.04     Payment of Fees and Expenses. Agent and Lenders shall have received all invoiced and unpaid fees and out-of-pocket expenses incurred in connection with the Credit Agreement or the other Loan Documents, including, without limitation, the reasonable fees and disbursements of the Agent’s and the Lenders’ respective counsel and advisors.

4.05     Amendment Fee. Borrower shall have paid to Agent, for the ratable benefit of the Lenders, in immediately available funds, an amendment fee equal to $50,000.

4.06     Forecast. Borrowers shall have provided to Agent a forecast of Parent’s cash flows for the next 13 week period.

4.07     Compliance with Terms. Borrowers shall have complied in all respects with the terms hereof and of any other agreement, document, instrument or other writing to be delivered by Borrowers in connection herewith.

Section 5. Miscellaneous.

5.01     Continuing Effect; Ratification of Guarantee. Except as specifically provided herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects. Without limiting the generality of the foregoing, Guarantor hereby ratifies and confirms its obligations under the Canadian Guarantee and its guarantee thereunder, which obligations and guarantee shall continue in full force and effect in respect of the Guaranteed Obligations (as defined in the Canadian Guarantee).

5.02     No Waiver; Reservation of Rights. This Second Amendment is limited as specified and the execution, delivery and effectiveness of this Second Amendment shall not operate as a modification, acceptance or waiver of any provision of the Credit Agreement or any other Loan Document, except as specifically set forth herein. Notwithstanding anything contained in this Second Amendment to the contrary, Agent and the Lenders expressly reserve the right to exercise any and all of their rights and remedies under the Credit Agreement, any other Loan Document and applicable law in respect of any Default or Event of Default.

5.03	References.

(a)    From and after the Effective Date, the Credit Agreement, the other Loan Documents and all agreements, instruments and documents executed and delivered in connection with any of the foregoing shall each be deemed amended hereby to the extent necessary, if any, to give effect to the provisions of this Second Amendment.

(b)    From and after the Effective Date, (i) all references in the Credit Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended hereby and (ii) all references in the Credit Agreement, the other Loan Documents or any other agreement, instrument or document executed and delivered in connection therewith to “Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended hereby.

5.04     Governing Law. THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5.05     Severability. The provisions of this Second Amendment are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Second Amendment in any jurisdiction.

5.06     Counterparts. This Second Amendment may be executed in any number of counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of this Second Amendment by any electronic means that reproduces an image of the actual executed signature page shall be equally effective as delivery of a manually executed counterpart. A complete set of counterparts shall be lodged with Administrative Borrower and Agent.

5.07     Headings. Section headings in this Second Amendment are included herein for convenience of reference only and shall not constitute a part of this Second Amendment for any other purpose.

5.08     Binding Effect; Assignment. This Second Amendment shall be binding upon and inure to the benefit of the Credit Parties, the Lenders and Agent and their respective successors and assigns; provided, however, that the rights and obligations of the Credit Parties under this Second Amendment shall not be assigned or delegated without the prior written consent of Agent.

5.09     Expenses. Borrowers agree to pay Agent for all reasonable expenses, including reasonable fees of attorneys and paralegals for Agent, incurred by Agent in connection with the preparation, negotiation and execution of this Second Amendment and any document required to be furnished herewith pursuant to the terms of the Credit Agreement.

5.10     Integration. This Second Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ASCENDIA BRANDS, INC.,

a Delaware corporation, as Administrative Borrower on behalf of itself and all other Borrowers

By:	/s/ John D. Wille
Name:	John D. Wille
Title:	CFO

[SIGNATURE PAGE OF SECOND AMENDMENT]

ASCENDIA BRANDS (CANADA) LTD. (formerly known as Lander Co. Canada Limited),

as Guarantor

By:	/s/ John D. Wille
Name:	John D. Wille
Title:	CFO

[SIGNATURE PAGE OF SECOND AMENDMENT]

WELLS FARGO FOOTHILL, INC.,

as Agent and a Lender

By:	/s/ Paul G. Chao
Name:	Paul G. Chao
Title:	VP

[SIGNATURE PAGE OF SECOND AMENDMENT]

FRIEDBERGMILSTEIN PRIVATE CAPITAL FUND I,

as a Lender

By:	GSO Capital Partners LP as Subadviser to FreidbergMilstein LLC

By:	/s/ Michael A. Gatto
Name:	Michael A. Gatto
Title:	Authorized Signatory

FM LEVERAGED CAPITAL FUND I,

as a Lender

By:	GSO Capital Partners LP as Subadviser to FreidbergMilstein LLC

By:	/s/ Michael A. Gatto
Name:	Michael A. Gatto
Title:	Authorized Signatory

FM LEVERAGED CAPITAL FUND II,

as a Lender

By:	GSO Capital Partners LP as Subadviser to FreidbergMilstein LLC

By:	/s/ Michael A. Gatto
Name:	Michael A. Gatto
Title:	Authorized Signatory

[SIGNATURE PAGE OF SECOND AMENDMENT]

FIELD POINT III, LTD.,

as a Lender

By:	/s/ Sanjai Bhonsle
Name:	Sanjai Bhonsle
Title:	Authorized Signatory

SPF CDO I, LTD.,

as a Lender

By:	SPCP Group III LLC,
Its Collateral Manager

By:	Silver Point Capital, L.P.,
Its Manager

By:	/s/ Sanjai Bhonsle
Name:	Sanjai Bhonsle
Title:	Authorized Signatory

SPCP GROUP, L.L.C.,

as a Lender

By:	/s/ Sanjai Bhonsle
Name:	Sanjai Bhonsle
Title:	Authorized Signatory

SPCP GROUP III, LLC,

as a Lender

By:	/s/ Sanjai Bhonsle
Name:	Sanjai Bhonsle
Title:	Authorized Signatory

[SIGNATURE PAGE OF SECOND AMENDMENT]